News Release

For Immediate Release	Contact: Bob Lougee (703) 721-3080

Wednesday, February 7, 2007

USA Mobility Declares Quarterly Dividend

Sets Date for Annual Meeting of Shareholders

Alexandria, VA (February 7, 2007) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging services, today announced that its Board of Directors has declared a regular quarterly dividend of $0.65 per share of common stock. The dividend will be paid on March 15, 2007 to shareholders of record on February 22, 2007. The Company expects the entire amount of the dividend to be paid as a return of capital.

In addition, USA Mobility announced that its Annual Meeting of Stockholders will be held at 10:00 a.m., Eastern Time, on Wednesday, May 16, 2007 at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY. The record date for those stockholders entitled to vote at the Annual Meeting is April 6, 2007.

About USA Mobility

USA Mobility, Inc., headquartered in Alexandria, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors.  As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to more than 80 percent of the Fortune 1000 companies.  The Company’s one-way paging and advanced two-way messaging services run over its nationwide networks and cover more than 90% of the U.S. population.  In addition, USA Mobility offers mobile voice and data services through Sprint Nextel, including BlackBerry devices and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s expectations for future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, the ability to continue to reduce operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third-party providers for certain equipment and services, as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.

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